Exhibit 99.1

Statement Under Oath of Chief Executive Officer
Regarding Form 10-Q for Quarter Ending June 30, 2002

I, Scott F. Hartman, Chairman of the Board, Secretary and Chief Executive Officer of NovaStar Financial, Inc (the Company), hereby state, certify and attest in this written statement under oath that:

(a) the quarterly report of the Company filed on Form 10-Q for the quarter ended June 30, 2002 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

(b) the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/S/ SCOTT F. HARTMAN	Subscribed and sworn to before me this 12th day of August 2002.
Scott F. Hartman
Chairman of the Board, Secretary and Chief Executive Officer (Principal Executive Officer)	/S/ Carrie M. Mikkelson

August 12, 2002	Notary Public
My commission Expires: August 28, 2005